Exhibit 4.22
Execution Copy
AMENDMENT NO. 1 TO RESTRUCTURING AGREEMENT
This amendment no. 1 (the “Amendment”) to the Restructuring Agreement is dated the 5th day of December 2006 between:
1.	Lumenis Ltd., a company incorporated under the laws of Israel, whose registered office is at Industrial Zone, Yoqneam, Israel (the “Borrower”); and
2. Bank Hapoalim B.M. (the “Bank”)
WHEREAS:
A.	On 30th September 2006, the Borrower and the Bank entered into a Restructuring Agreement (the “Restructuring Agreement”) pursuant to which the Borrower and the Bank agreed to restructure the Prior Outstanding Debt of the Borrower and subsidiaries of the Borrower into a single Loan (as defined therein) and to set out the terms and conditions applicable with respect to the Loan.
B.	The Parties wish to amend the Restructuring Agreement as set forth herein.
THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1. DEFINITIONS AND INTERPRETATION
1.1	In this Amendment, capitalised terms that are used but not defined herein shall have the meanings ascribed to such terms in the Restructuring Agreement.

1.2	Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.

1.3	The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Amendment.

1.4	The recitals, schedules, appendices, annexes and exhibits hereto form an integral part of this Amendment.
2.	AMENDMENTS

The following amendments shall be made to the Restructuring Agreement:
2.1	Clause 1.1.23 shall me amended as follows:

“Final Maturity Date” means September 30, 2013.

2.2	Clause 1.1.48 shall be amended as follows:
(a)	The first sentence of Clause 1.1.48 shall be replaced with the following:

“New Securities” means the following securities which (i) with respect to the securities listed in sub-clause (a), (b), (c) and the securities of the Borrower and/or Israeli Subsidiaries of the Borrower included in sub-clauses (f) and (g), the Borrower is required to perfect by no later than thirty (30) days following the

Closing Date; and (ii) with respect to sub-clauses (d), (e) and the securities of foreign Subsidiaries of the Borrower included in sub-clauses (f) and (g), the Borrower is required to use reasonable commercial efforts to perfect by no later than April 30, 2007”;
(b)	Clause 1.1.48(a) shall be amended and restated as follows:

“a debenture of Laser Industries Ltd. in the form to be agreed and attached as an integral part of this Agreement as Schedule 1.1.48(a) hereof prior to thirty (30) days from the Closing Date;

(c)	Clause 1.1.48(b) shall be amended and restated as follows:

“a guarantee of Laser Industries Ltd. in the form to be agreed and attached as an integral part of this Agreement as Schedule 1.1.48(b) prior to thirty (30) days from the Closing Date;

(d)	In Clause 1.1.48(c) the words “prior to the Closing Date and included as Schedule 1.1.48(c) hereof” shall be replaced with “ and attached as an integral part of this Agreement as this Agreement as Schedule 1.1.48(c) prior to thirty (30) days from the Closing Date ”;

(e)	In Clause 1.1.48(d) the following words shall be deleted: “in the form to be agreed prior to the Closing Date and included” and replaced with the following words: “to be attached as an integral part of this Agreement by no later than April 30, 2007”;

(f)	In Clause 1.1.48(e) the following words shall be deleted: “in the form to be agreed prior to the Closing Date and” and replaced with the following words: “to be attached as an integral part of this Agreement by no later than April 30, 2007”; and

(g)	In Clause 1.1.48(f):
(i)	the words “in the form to be agreed prior to the Closing Date and” shall be deleted and replaced with the following words: “to be attached as an integral part of this Agreement by no later than April 30, 2007”; and

(ii)	at the end of Clause 1.1.48 the following words shall be added:

“Notwithstanding anything stated in this Clause 1.1.48(f), the form of the specific charge on the Marks, Patents and Copyrights that are held by the Borrower and/or any of its Subsidiaries located in Israel shall be agreed upon and attached as an integral part of this Agreement as Schedule 1.1.48(f)(i) and perfected by no later than thirty (30) days from the Closing Date.”
(h)	In Clause 1.1.48(g) the following words shall be added:

” in Clauses 1.1.48 (a), (b) (c) and the securities of the Borrower and/or Israeli Subsidiaries of the Borrower included in sub-clause (f) shall be provided and attached as an integral part of this Agreement as Schedule 1.1.48(g)(i) hereof by no later than thirty (30) days from the Closing Date, and all acknowledgements and consents required to be delivered pursuant to the documents referred to above in sub-clauses (d), (e) and the securities of foreign Subsidiaries of the Borrower included in sub-clause (f), in respect of which the Borrower is required to use reasonable commercial efforts to ensure that such documents shall be provided and attached as an integral part of this Agreement as Schedule 1.1.48(g)(ii) hereof by no later than April 30, 2007”.
2.3	Clause 3.3 shall be amended as follows: the following words shall be added to the end of Clause 3.3: “The Borrower shall ensure that Lumenis Holdings, Inc. adopts the required corporate resolutions to approve the Release included in Schedule 3.3 and to authorize the signature of the individuals signing thereon by the Closing Date.”

2.4	In Clause 3.16 the following words shall be added to the end of Clause 3.16: “in the form to be agreed upon prior to the Closing Date and included as Schedule 3.16 hereto and duly executed by no later than thirty (30) days from the Closing Date. The Borrower shall ensure that each of the Subsidiaries that are parties to the written consents included in Schedule 3.16 adopts the required corporate resolutions to approve such respective written consents and to authorize the signature of the individuals signing thereon by no later than thirty (30) days from the Closing Date.”

2.5	Schedule 3.7 of the Restructuring Agreement shall be amended as follows:
(a)	Items 2, 5, 6, 7, 8, 9 and 10 listed in Schedule 3.7 shall be deleted;

(b)	Item 13 shall be added to Schedule 3.7 as follows: “Schedule 3.16 – Written Consent of each of Lumenis Holdings, Inc., Lumenis, Inc., Lumenis (Italy) Sarl and Laser Industries Ltd.”; and

(c)	The form of items 1, 3, 4, 11, 12 and 13 of Schedule 3.7 are attached as Annex A, B, C, D, E,F and G of this Amendment 1.
2.6	Clause 14.10 shall be deleted and the following new provision shall be inserted in its place as follows:
14.10	Change of Holdings
Save with the prior written consent of the Bank (such consent not to be unreasonably withheld), as a result of a single transaction or series of transactions,]
(a)	LM Partners L.P. (together with any person or entity that qualifies as a Permitted Transferee, as defined below) (collectively “LM”) shall hold less than 29,844,871 shares of the Borrower (as adjusted for any stock split, reverse stock split, stock dividend or any recapitalization event) ; provided that this clause (a) shall expire upon the earlier of the (x) date that the outstanding principal amount of the Loan shall not exceed $40 million and the payment of interest and principal of the Loan was made in accordance with its terms or (y) expiration of five years from the Closing Date provided the payment of interest and principal of the Loan was made in accordance with its terms; or

(b)	none of the Promoters is Actively Involved in the Borrower (as defined below).

For the purposes of this clause, (i) a Permitted Transferee shall mean any entity which controls, is controlled by, or is under common control with the Promoters in each case, either directly or indirectly; (ii) Promoters shall mean Harel Beit On, Avi Zeevi and Shlomo Dovrat and (iii) Actively Involved in the Borrower shall mean that at least one of the Promoters shall be serving on the Board of Directors of the Borrower and, solely in its capacity as a director, shall, in addition to participation in board meetings, be involved in assisting or guiding the management of the Borrower.
This section 14.10 shall expire upon the earlier of the (x) date that the outstanding principal amount of the Loan shall not exceed $24 million and the payment of interest and principal of the Loan was made in accordance with its terms or (y) expiration of 6 years after the Closing Date provided the payment of interest and principal of the Loan was made in accordance with its terms.
The Borrower and the Bank hereby agree that the Restructuring Agreement shall be amended in accordance with this Amendment. Other than as expressly amended as set out herein, the provisions of the Restructuring Agreement shall remain unchanged and in full force and effect in accordance with the terms thereof.

3.	MISCELLANEOUS
3.1	This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

3.2	This Amendment shall be construed in accordance with the laws of the State of Israel. The exclusive place of jurisdiction for the purpose of this Amendment is hereby established as the competent court of law in Israel situated in Tel Aviv-Jaffa.

3.3	If a provision of this Amendment is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision hereof or the validity or enforceability in other jurisdictions of that or any other provision hereof.

Where provisions of any applicable law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by each party to the full extent permitted so that this Amendment shall be deemed valid and binding agreements, enforceable in accordance with its terms.

3.4	Nothing in this Amendment shall create or confer upon any person or entity, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

IN WITNESS WHEREOF, the parties have signed this Amendment on the date first mentioned above.

for:	LUMENIS LTD.

By:

Title:

for:	BANK HAPOALIM B.M.

By:

Title: